Delaware

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "WIZARD WORLD, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF DECEMBER, A.D. 2010, AT 3 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE 1793 DELAWARE 1855

Jeffrey W. Bullock, Secretary of State

3386812 8100

AUTHENTICATION: 8410015

101163338

DATE: 12-08-10

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

GoEnergy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.           The name of the corporation is GoEnergy, Inc. (the “Corporation”).

2.           That a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 6, 2007 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.           The inaccuracy in the Certificate of Amendment is that the Certificate of Amendment, which amends the Corporation’s Certificate of Incorporation by changing the name of the Corporation to Wizard World, Inc., should have stated that such name change is to be effective as of January 30, 2011.

4.           The Certificate of Amendment shall be amended as follows:

A new Section 5 shall be added to the Certificate of Amendment and shall read as follows:

“5.           The name change shall be effective as of 12:01 A.M. Eastern Standard Time on January 30, 2011.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be executed by Gareb Shamus, its duly authorized officer, this 8th day of December, 2010.

By:	/s/ Gareb Shamus
Gareb Shamus
President and Chief Executive Officer